Exhibit 10.8

GLOBAL CASH ACCESS HOLDINGS, INC.

NOTICE OF GRANT OF STOCK OPTION

(Single Trigger Acceleration - Director)

Global Cash Access Holdings, Inc. (the “Company”) has granted to the Participant an option (the “Option”) to purchase certain shares of Stock pursuant to the Global Cash Access Holdings, Inc. 2014 Equity Incentive Plan (the “Plan”), as follows:

Participant:	Award No.:

Date of Grant:

Number of Option Shares:	, subject to adjustment as provided by the Option Agreement.

Exercise Price per Share:	$

Vesting Start Date:

Option Expiration Date:	The tenth anniversary of the Date of Grant

Tax Status of Option:	Stock Option. (Enter “Incentive” or “Nonstatutory.” If blank, this Option will be a Nonstatutory Stock Option.)

Vested Shares:

Except as provided in the Option Agreement and provided the Participant’s Service has not terminated prior to the applicable date, the number of Vested Shares (disregarding any resulting fractional share) as of any date is determined by multiplying the Number of Option Shares by the “Vested Ratio” determined as of such date, as follows:

Vested Ratio
	Prior to first anniversary of Vesting Start Date	0

	On first anniversary of Vesting Start Date (the “Initial Vesting Date”)	1/4

Plus

	For each additional full year of the Participant’s Service from the Initial Vesting Date until the Vested Ratio equals 1/1, an additional	1/4

Accelerated Vesting:

Notwithstanding any other provision contained in this Grant Notice or the Option Agreement, the total Number of Option Shares shall become Vested Shares immediately prior to, but conditioned upon, the consummation of a Change in Control, provided that the Participant’s Service has not terminated prior to the date of the Change in Control.

Suspension of Vesting:

During any authorized leave of absence, the vesting of the Option as provided by this Grant Notice shall be suspended after the leave of absence exceeds a period of ninety (90) days.  Vesting of the Option shall resume upon the Participant’s termination of the leave of absence and return to Service. The period of Service required for each subsequent Vested Share installment determined in accordance with the vesting schedule above shall be extended by the length of the suspension.  Any extension of the vesting schedule shall not defer the Option Expiration Date.

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Option is governed by this Grant Notice and by the provisions of the Option Agreement and the Plan, both of which are made a part of this document, and by the Superseding

Agreement, if any.  The Participant acknowledges that copies of the Plan, the Option Agreement and the prospectus for the Plan are available on the Company’s internal web site and may be viewed and printed by the Participant for attachment to the Participant’s copy of this Grant Notice.  The Participant represents that the Participant has read and is familiar with the provisions of the Option Agreement and the Plan, and hereby accepts the Option subject to all of their terms and conditions.

GLOBAL CASH ACCESS HOLDINGS, INC.		PARTICIPANT

By:
	Ram Chary	Signature
Chief Executive Officer
Date
Address:	7250 S. Tenaya Way, Suite 100
	Las Vegas, NV 89113	Address

ATTACHMENTS:             2014 Equity Incentive Plan, as amended to the Date of Grant; Stock Option Agreement; Exercise Notice; and Plan Prospectus